September 15, 1995


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Rule 24f-2 Notice for USAA Mutual Fund, Inc. -
          1933 Act File No. 2-49560

Gentlemen:

     As counsel to USAA Mutual Fund, Inc. (the "Company"), we have been requested to render this opinion in connection with the filing by the Company of a Rule 24f-2 Notice (the "Notice") with respect to its fiscal year ended July 31, 1995.

     Reference is made to paragraph 5 of the Notice wherein the Company reports the number of shares (the "Shares") representing interests in the Aggressive Growth Fund, Growth Fund, Growth & Income Fund, Income Stock Fund, Income Fund, Short-Term Bond Fund and Money Market Fund series of the Company sold during the fiscal year ended July 31, 1995 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

     We have examined the Company's Articles of Incorporation dated October 10, 1980, as amended, the By-Laws of the Company, as amended, the Notice, certain resolutions adopted by the Directors of the Company, and such other documents as we deemed necessary for purposes of this opinion.

     Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the Company's Prospectuses and Statements of Additional Information contained in the Company's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and are fully paid and non-assessable.

                                   Very truly yours,



                                   GOODWIN, PROCTER & HOAR